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                                                                  Exhibit (j)(2)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the references to our firm under the captions "Financial Highlights" in the Class I Prospectus and "Custodian And Independent Auditors" and "Financial Statements" in the Combined Class A and Class I Statement of Additional Information in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 33-7788) of VLC Trust.

     We also consent to the incorporation by reference into the Combined Class A and Class I Statement of Additional Information of our report dated November 24, 2000 on the financial statements included in the Annual Report of the Ocean State Tax Exempt Fund (a series of VLC Trust) for the year ended October 31, 2000.


                                        ERNST & YOUNG LLP

Boston, Massachusetts
February 23, 2001